Exhibit 99.(a)(1)(G)

LETTER DATED NOVEMBER 19, 2007 FROM INVESTOR RELATIONS

RE: STOCK OPTION EXCHANGE

Dear                                 :

We are writing to inform you of your eligibility to participate in Orthovita’s Offer to Issue Common Stock in Exchange for Outstanding Options to Purchase Common Stock (the “Offer”).

The Offer is a voluntary program permitting eligible non-employee consultants to exchange stock options for shares of our common stock. The decision of whether or not to participate in the Offer is a personal one to be made based on each person’s unique circumstances. Please make sure to study carefully the Offer materials included in this package; they should provide all the information you need to make an informed decision.

Our goal in offering this program is to ameliorate the impact on our consolidated balance sheet and statement of operations of the fair value adjustment we are required to record at the end of each quarter for the change in the fair value of our fully-vested non-employee consultant stock options outstanding.

If you decide to participate in the Offer, you will need to complete and deliver an Election Form by December 20, 2007 at 5:00 p.m. Eastern Time to Investor Relations located at 77 Great Valley Parkway, Malvern, Pennsylvania, 19355, fax the Election Form to Orthovita’s Investor Relations at (610) 640-2603 or email the scanned Election Form to investorrelations@orthovita.com.

If you decide to participate in the Offer, you must complete and submit the Election Form in accordance with its terms by 5:00 p.m. Eastern Time on Thursday, December 20, 2007, unless we extend the Program. We will not accept late submissions, and therefore urge you to respond early to avoid any last minute problems.

We will provide you with a letter confirmation of receipt of your Election Form within three (3) business days after receipt by us. Please feel free to contact Investor Relations at (610) 640-1775 or by email at investorrelations@orthovita.com for further assistance.

Sincerely,
/s/ Albert J. Pavucek, Jr.
Chief Financial Officer